Exhibit (a)(34)

Amended Designation of One Existing Series of

Shares of Beneficial Interest,

Par value $0.0001 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Section 5.11.6 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31,2000, as amended and restated or otherwise modified from time to time, the Series of shares of beneficial interest of the Trust designated as the “PIMCO Developing World Bond Fund” by instrument dated October 5, 2006, is hereby redesignated the “PIMCO Emerging Local Bond Fund,” without in any way changing the rights or privileges of the Fund or its shareholders.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 14th day of November, 2006.

/s/ Marilyn A. Alexander
Marilyn A. Alexander

/s/ R. Wesley Bums
R. Wesley Bums

/s/ E. Philip Cannon
E. Philip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ William J. Popejoy
William J. Popejoy